Exhibit 21.1

SUBSIDIARIES OF QUEST SOFTWARE, INC.

Name	Jurisdiction Of Organization
1397639 Ontario Ltd.	Ontario, Canada
881229 Alberta Ltd.	Alberta, Canada
Fastlane Technologies (UK) Limited	United Kingdom
Fastlane Technologies Corporation	Delaware
Fastlane Technologies GmbH	Germany
Active Concepts Pty, Ltd.	Australia
Active Concepts, Inc.	California
Fresh Dew Investments Limited	British Virgin Islands
Murecia Investments Limited	British Virgin Islands
Quest Software France SARL	France
Quest Software (UK) Ltd.	United Kingdom
Quest Software Pty., Ltd.	Australia
Q.S.I. Quest Software Israel Limited	Israel
Quest Software Company Limited	Ireland
Quest Software Ireland Limited	Ireland
Quest Software GmbH	Germany
Quest Holding Company, LLC	California
Quest Softair, Inc.	California
Quest Software, Ltda	Brazil
Quest Software Espana, S.A.	Spain
Quest Software Mexico S. de R.L. de C.V.	Mexico
Quest Software Nederland B.V.	Netherlands
Quest Norge AS	Norway
Quest Scandinavia AS	Denmark
QSFT Svenska AB	Sweden
Sitraka Corporation	Minnesota
Quest Software Java Support Centre B.V.	Netherlands
Sitraka Deutschland GmbH	Germany
Safari Limited Partnership	Canada
Quest Software Canada	Canada
eCritical Corporation	California
Discus Data Solutions, Inc.	Delaware
QSI Development Corp.	Delaware
Quest Acquisition Corp.	California
Quest Software K.K.	Japan
Quest Software Sales Sdn Bhd	Malaysia
Quest Software Singapore Ptd LTD	Singapore
Quest Software Limited	Hong Kong
Quest Software Korea LTD	Korea
Aelita Software Corporation	Delaware
Aelita Software Limited	United Kingdom
Lecco Technologies, Inc.	Canada
Lecco Technology (UK) Limited	United Kingdom
Lecco Technology (USA), Inc.	Delaware
Quest Software Italia – S.R.L. Unipersonale	Italy
Quest Software Greater China Limited	Hong Kong
Wingra Technologies, LLC	Wisconsin